MEDICAL BILLING ASSISTANCE, INC.

1,596,000 Shares of Common Stock
Par Value $0.001 Per Share

This prospectus relates to the offering by the selling stockholders of Medical Billing Assistance, Inc. of up to 1,596,000 shares of our common stock, par value $0.001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $0.25 per share, which was the price the majority of the selling stockholders paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade in the public market.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 10, 2008.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Medical Billing,” “we,” “us,” and “our,” refer to Medical Billing Assistance, Inc., a Colorado corporation, and our wholly-owned subsidiary, I.V. Services Ltd., Inc.

Our Company

Our business is to provide medical billing assistance to durable medical equipment companies (“DME”). A DME is a company, which sells medical hardware equipment. Our plan is to help DME companies comply with Medicare’s changing billing requirements.  With our help, DME companies will have the opportunity to improve accuracy, completeness, and efficiency in record keeping for Medicare claims, which they make.

Our parent company was incorporated in the State of Colorado on May 30, 2007 to act as a holding corporation for I.V. Services Ltd., Inc., a Florida corporation engaged in providing billing services to the medical community. I.V. Services Ltd., Inc. was incorporated in the State of Florida on September 28, 1987.

On June 30, 2007, we issued the 8,000,000 common shares to Mr. Michael West in exchange for 100% of the capital stock of IVS. Also on June 30, 2007, we issued 1,500,000 restricted common shares.

In September 2007, we completed a private placement offering of our common shares under the provisions of Rule 504 and analogous state securities laws. We raised a total of $24,000 in this private placement offering and sold a total of 96,000 shares.

We have not been subject to any bankruptcy, receivership or similar proceeding.

Our address is 16325 East Dorado Ave., Centennial, CO 80111.  Our telephone number is (303)667-6411.

This Prospectus

We have undertaken several transactions the result of which has been the issuance of shares that have restrictions on their transferability.  In order to provide those investors with liquidity for their shares, we are filing with the SEC this prospectus as part of a registration statement to register those securities.  We will not receive any proceeds from any sales of these shares.

THE OFFERING

Common stock currently outstanding	9,596,000 shares(1)
Common stock offered by the selling stockholders	1,596,000 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.
________________

    (1)Shares of common stock outstanding as of November 30, 2007.

RISK FACTORS

 You should carefully consider the following risk factors, together with the information contained in this prospectus, any reports we file with the SEC and the documents referred to herein.  You should also be aware that the risks described below may not be the only risks relevant to your determination. Instead, these are the risks that we believe most material to your decision.

We are recently formed, have no operating history in our present format, and have never been profitable.  We have negative stockholders equity.

Our parent company formed as a Colorado business entity in May 2007. At the present time, we have not engaged in any substantial business activity. Our subsidiary has had operations since 1994 but has never been profitable. We cannot say that we have a successful operating history. There can be no guarantee that we will ever be profitable. For the fiscal years ended 2005 and 2006, and through September 30, 2007, we generated no revenue. We had net losses during these periods. On September 30, 2007 we had a negative stockholders equity of $38,907.

Because we had incurred operating losses from our inception, our accountants have expressed doubts about our ability to continue as a going concern.

For the fiscal years ended December 31, 2005 and 2006, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to begin active operations;

•	our ability to locate clients who will purchase our services; and

•	our ability to generate revenues.

 Based upon current plans, we may incur operating losses in future periods because we may, from time to time, be incurring expenses but not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

Our limited operating history in our present format makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

The concept for our business model was developed in 1994. However, we only created our holding company in 2007. We have operated as a corporation in this present format for short amount of time. We have never developed substantial revenue. We believe that we have a limited operating history, based upon no revenues and a lack of profitability. These factors make it difficult to evaluate our business on the basis of historical operations. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could be continue to incur losses, which may result in a decline in our stock price.

We have no experience as a public company.

We have never operated as a public company. We have no experience in complying with the various rules and regulations, which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

We are implementing a strategy to grow our business, which is expensive and may not generate increases in our revenues.

We intend to grow our business, and we plan to incur expenses associated with our growth and expansion. Although we recently raised funds through offerings to implement our growth strategy, these funds may not be adequate to offset all of the expenses we incur in expanding our business. We will need to generate revenues to offset expenses associated with our growth, and we may be unsuccessful in achieving revenues, despite our attempts to grow our business. If our growth strategies do not result in significant revenues, we may have to abandon our plans for further growth or may even cease our proposed operations.

We must effectively manage the growth of our operations, or we may outgrow our current infrastructure.

As of November 30, 2007, we had one employee, our President. If we experience rapid growth of our operations, we could see a backlog of client projects. We can resolve these capacity issues by hiring additional personnel and upgrading our infrastructure. However, we cannot guarantee that sufficient additional personnel will be available or that we will find suitable technology to aid our growth. In any case, we will continue pursuing additional sales growth for our company. Expanding our infrastructure will be expensive, and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

We have a lack of liquidity and will need additional financing in the future. Additional financing may not be available when needed, which could delay our development or indefinitely postponed.

We are only minimally capitalized. Because we are only minimally capitalized, we expect to experience a lack of liquidity for the foreseeable future in our proposed operations. We will adjust our expenses as necessary to prevent cash flow or liquidity problems. However, we expect we will need additional financing of some type, which we do not now possess, to fully develop our operations. We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. We will look at both equity and debt financing, including loans from our principal shareholder. However, at the present time, we have no definitive plans for financing in place, other than the funds, which may be loaned to us by Mr. West, our President. In the event that we need additional capital, Mr. West has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, our operations could be impaired, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

As a company with limited operating history in this format, we are inherently a risky investment.

We have limited operating history in this format. Because we are a company with limited operating history, the operations in which we engage in should be seen as an extremely risky business. An investor could lose his entire investment.

There are factors beyond our control, which may adversely affect us.

Our operations may also be affected by factors, which are beyond our control, principally general market conditions and changing client preferences.  Any of these problems, or a combination thereof, could have affect on our viability as an entity. We may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

Our ability to grow our business depends on relationships with others. We have no established relationships at this time.  We may never develop such relationships. Further, if we were to lose those relationships, we could lose our ability to sell our services.

Most of our revenue and a majority of our gross profit are expected to come from selling our billing services to DME companies. While our relationships will change from time to time, we must rely upon DME companies for the services we plan to sell. At the present time, we do not have any DME companies as clients and cannot guarantee we will ever develop any such clients. If we do develop such clients, we risk that a given client will change its marketing strategy and de-emphasize its use of our services. Our ability to generate revenue from selling our services would diminish and our operations and results of operations would be materially and adversely affected.

We are a relatively small company with limited resources compared to some of our current and potential competitors, which may hinder our ability to compete effectively.

All of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition, and a larger installed base of clients than we have. As a result, these competitors may have greater credibility with our existing and potential clients. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their services than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in client requirements. In addition, some of our current and potential competitors have already established relationships with decision makers at our potential clients.

We may be unable to hire and retain key personnel.

Our future success depends on our ability to attract qualified personnel. We may be unable to attract these necessary personnel. If we fail to attract or retain skilled employees, or if a key employee fails to perform in his or her current position, we may be unable to generate sufficient revenue to offset our operating costs.

We may need to substantially invest in marketing efforts in order to grow our business, which will be expensive.

In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of our company, our business model, and our services. We have not presented our service offering to the potential market. We plan to rely primarily on word of mouth from our existing contacts we develop personally through industry events to promote and market ourselves. In order to successfully grow our company, we may need to significantly increase our financial commitment to creating awareness and acceptance of our company, which would be expensive. To date, marketing and advertising expenses have been negligible. If we fail to successfully market and promote our business, we could lose potential clients to our competitors, or our growth efforts may be ineffective. If we incur significant expenses promoting and marketing ourselves, it could delay or completely forestall our profitability.

Our business is not diversified, which could result in significant fluctuations in our operating results.

All of our business is involved in the marketing of selling our billing services to DME companies, and, accordingly, is dependent upon trends in the sector. Downturns in the integrated data storage solutions sector could have a material adverse effect on our business. A downturn in selling our billing services sector may reduce our stock price, even if our business is successful.

Our success will be dependent upon our management’s efforts. We cannot sustain profitability without the efforts of our management.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of any or all of these individuals, particularly Mr. Michael J. West, our President, could have a material, adverse impact on our operations. We have no written employment agreements with any officers and directors, including Mr. West. We have not obtained key man life insurance on the lives of any of our officers or directors.

Our stock has no public trading market and there is no guarantee a trading market will ever develop for our securities.

There has been, and continues to be, no public market for our common stock. An active trading market for our shares has not, and may never develop or be sustained. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

 *    actual or anticipated fluctuations in our operating results;

 *    changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

 *    changes in market valuations of other companies, particularly those that market services such as ours;

 *    announcements by us or our competitors of significant innovations,  acquisitions, strategic partnerships, joint ventures or  capital commitments;

 *    introduction of enhancements that reduce the need for our services;

 *    departures of key personnel.

Of our total outstanding shares as of November 30, 2007, a total of 8,000,000, or approximately 83.4%, will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

Applicable SEC rules governing the trading of “Penny Stocks” limits the liquidity of our common stock, which may affect the trading price of our common stock.

Our common stock is currently not quoted on in any market. If our common stock becomes quoted, we anticipate that it will trade well below $5.00 per share. As a result, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the written purchaser’s agreement to a transaction prior to purchase.  These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock

The over-the-counter market for stock such as ours is subject to extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

Buying low-priced penny stocks is very risky and speculative.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in the public markets.

Resale Limitations imposed by most states will limit the ability of our shareholders to sell their securities unless they are Colorado or Ohio residents.

The only states in which we plan to register this offering are Colorado and Ohio. As a result, our selling shareholders may be limited in the sale of their Shares. The laws of most states require either an exemption from prospectus and registration requirements of the securities laws to sell their shares or registration for sale by this prospectus. These restrictions will limit the ability of non-residents of Colorado or Ohio to sell the securities. Residents of other states must rely on available exemptions to sell their securities, such as Rule 144, and if no exemptions can be relied upon, then the selling shareholders may have to hold the securities for an indefinite period of time. Shareholders of states other than Colorado or Ohio should consult independent legal counsel to determine the availability and use of exemptions to re-sell their securities.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

       These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders will sell their shares at the initial offering price of $0.25 per share until the shares are traded on the OTC Bulletin Board or a national securities exchange, at which point the selling shareholders may sell the registered shares at  the prevailing market price for the shares at the time of sale. We will file a post-effective amendment to this registration statement to reflect a change to the market price when the shares begin trading on a market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of November 30, 2007, there were 41 record holders of our common stock and there were 9,596,000 shares of our common stock outstanding. No public market currently exists for shares of our common stock. We intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

 The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer's account.

            In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

      We have no outstanding stock options or other equity compensation plans.

Reports

Once our registration statement under Form SB-2 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

              The stock transfer agent for our securities is Corporate Stock Transfer of Denver, Colorado.  Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303)282-4800.

Dividend Policy

 We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS

       This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

       The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

     The following table provides selected financial data about us for the fiscal years ended December 2005 and 2006 and for the nine months ended September 30, 2007. For detailed financial information, see the audited Financial Statements included in this prospectus.

Balance Sheet Data: at September 30, 2007

Cash	$23,711
Total assets	$23,711
Total liabilities	$62,618
Shareholders' equity	$(38,907)

Operating Data: at September 30, 2007

Revenues	$-0-
Operating expenses	$188
Net Income(Net Loss)	$(1,691)

Balance Sheet Data: at December 31, 2006

Cash	$230
Total assets	$230
Total liabilities	$61,065
Shareholders' equity	$(60,835)

Operating Data: at December 31, 2006

Revenues	$-0-
Operating expenses	$902
Net Income(Net Loss)	$(2,907)

Balance Sheet Data: at December 31,2005

Cash	$137
Total assets	$137
Total liabilities	$58,002
Shareholders' equity	$(57,865)

Operating Data: at December 31,2005

Revenues	$-0-
Operating expenses	$46,553
Net Income(Net Loss)	$(48,395)

Results of Operations.

For the fiscal years ended December 2005 and 2006 and for the nine months ended September 30, 2007, we generated no revenue. As a result we have no operating history upon which to evaluate our business. In addition, we have a history of losses. We had net losses of $ 48,395, $2,970, and $1,691 for the fiscal years ended December 2005 and 2006 and for the nine months ended September 30, 2007, respectively.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop a consulting practice with regard to providing medical billing assistance to durable medical equipment companies and our ability to generate revenues.

Our operating expenses were negligible for the fiscal years ended December 2005 and 2006 and for the nine months ended September 30, 2007, with the exception of a write off of expenses of $45,800 in 2005.

We currently have no revenue but continue to develop our plan to provide medical billing assistance to durable medical equipment companies.

Because we do not pay salaries, and our major professional fees have been paid for the year, operating expenses are expected to remain fairly constant.

To try to operate at a break-even level based upon our current level of proposed business activity, we believe that we must generate approximately $35,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. In the event that we need additional capital, Mr. West has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources.

As of September 30, 2007, we had cash or cash equivalents of $23,711.

Net cash used for operating activities was $ 231, $1,387, and $70 for the fiscal years ended December 2005 and 2006 and for the nine months ended September 30, 2007, respectively.

Cash flows from investing activities were $-0- for the fiscal years ended December 2005 and 2006 and for the nine months ended September 30, 2007.

Cash flows provided by financing activities were $ 235, $1,294, and $22,911for the fiscal years ended December 2005 and 2006 and for the nine months ended September 30, 2007, respectively. These cash flows were all related to sales of stock.

Over the next twelve months we do not expect any material our capital costs to develop operations. We plan to buy office equipment to be used in our operations.

We believe that we have sufficient capital in the short term for our current level of operations. This is because we believe that we can attract sufficient sales within our present organizational structure and resources to become profitable in our operations. Additional resources would be needed to expand into additional locations, which we have no plans to do at this time. We do not anticipate needing to raise additional capital resources in the next twelve months In the event that we need additional capital, Mr. West has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

Our principal source of liquidity will be our operations. We expect variation in revenues to account for the difference between a profit and a loss. Also business activity is closely tied to the U.S. economy. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop a management consulting practice with regard to accounting, computer and general business issues for small and home-office based companies and our ability to generate revenues.

 In any case, we try to operate with minimal overhead. Our primary activity will be to seek to develop clients for our services and, consequently, our sales. If we succeed in developing clients for our services and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner, which will be successful.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with any party.

Plan of Operation.

Our plan for the twelve months beginning January 1, 2008 is to operate at a profit or at break even. Our plan is to attract sufficient additional sales within our present organizational structure and resources to become profitable in our operations.

Currently, we are conducting business in only one location within the Denver Metropolitan area. We have no plans to expand into other locations or areas. The timing of the completion of the milestones needed to become profitable are not directly dependent on anything except our ability to develop sufficient revenues. We believe that we can achieve profitability as we are presently organized with sufficient business. Our principal cost will be marketing our services. At this point, we do not know the scope of our potential marketing costs but will use our existing resources to market our services. Our resources consist of our available cash and advances from Mr. West, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources

            Currently, we believe that we have sufficient capital to implement our proposed business operations or to sustain them through December 31, 2008. If we can become profitable, we could operate at our present level indefinitely. To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we plan to operate from one location in the Denver Metropolitan area. Our plan is to make our operation profitable by the end of our next fiscal year. We estimate that we must generate approximately $35,000 in sales per year to be profitable.

We believe that we can be profitable or at break even by the end of the current fiscal year, assuming sufficient sales. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $35,000 in revenue per year. However, if our forecasts are inaccurate, we may need to raise additional funds. Our resources consist of our available cash and advances from Mr. West, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

Other than advances from Mr. West, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes, there is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

            We also are planning to rely on the possibility of referrals from clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements.

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality.

We do not expect our revenues to be impacted by seasonal demands for our services.

DESCRIPTION OF BUSINESS

General

Our primary business goal is to provide medical billing assistance to durable medical equipment companies (“DME”). A DME is a company, which sells or rents durable medical equipment to patients for use in their homes. Our plan is to help DME companies comply with constantly changing billing and documentation requirements thrust upon them by Medicare, Medicaid and Private Health Insurance Companies.  With our assistance, we believe that DME companies will have the opportunity to improve accuracy, completeness, and efficiency in record keeping resulting in a more rapid turn around for insurance claims they submit for services provided, with the result of fewer claim denials and, potentially, a significant improvement in their cash flow.

Our primary focus will be DME companies throughout the United States. We do not currently have any plans for expansion into other areas of business. At the present time, we have no active operations and are developing our business plan. We plan to sell our services to small and medium-sized business clients. At the present time, we have no plans to raise any additional funds within the next twelve months, other than those raised in our recent private offering. Any working capital will be generated from internal operations or from funds, which may be loaned to us by Mr. West, our President. In the event that we need additional capital, Mr. West has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. However, we reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. No market surveys have ever been conducted to determine demand for our services. Therefore, there can be no assurance that any of our objectives will be achieved.

Our parent company was incorporated in the State of Colorado on May 30, 2007 to act as a holding corporation for I.V. Services Ltd., Inc., a Florida corporation engaged in providing billing services to the medical community. I.V. Services Ltd., Inc. was incorporated in the State of Florida on September 28, 1987.

On June 30, 2007, we issued the 8,000,000 common shares to Mr. Michael West in exchange for 100% of the capital stock of IVS. Also on June 30, 2007, we issued 1,500,000 restricted common shares.

In September 2007, we completed a private placement offering of our common shares under the provisions of Rule 504 and analogous state securities laws. We raised a total of $24,000 in this private placement offering and sold a total of 96,000 shares.

We have not been subject to any bankruptcy, receivership or similar proceeding.

Our address is 16325 East Dorado Ave., Centennial, CO 80111.  Our telephone number is (303) 667-6411.

Organization

We are comprised of one corporation with one wholly owned subsidiary, I. V. Services Ltd., Inc.(IVS). All of our operations are conducted through this corporation. IVS was established September 28, 1987 as a Florida Corporation.

Operations

We plan to initially operate out of the office of our President. This office is also shared with another company owned by our President and largest shareholder.

We are not presently marketing our services but plan to do so prior to March 2008. We plan to utilize the expertise and existing business relationships of our principal officer, Mr. Michael West to develop our opportunities. All operational decisions will be made solely by Mr. West.

It should be noted, however, that we do not have any extensive history of successful operations. We have never been profitable. To the extent that management is unsuccessful in keeping expenses in line with income, failure to affect the events and goals listed herein would result in a general failure of the business. This would cause management to consider liquidation or merger.

Markets

             Our sales strategy is to approach DME companies who wish to simplify and be more efficient in their health insurance billing practices. We believe that the primary reason that clients would buy from us rather than competitors would be the existing relationships developed by Mr. West over the 25 years he has been in the healthcare business and others that we can develop. We believe that client loyalty and satisfaction can be the basis for success in this business. Therefore, we plan to develop and expand on already existing relationships to develop and strengthen our competitive edge. We plan to utilize the expertise of our principal officer to develop our business.

Clients and Competition

Medical Billing Assistance, Inc. considers its principal competitors will be ACCUBILL Medical Billing Services, A – Perfect Medical Billing Service, Medical Billing Solutions Nationwide, Inc., MedTech Solutions, Resource One Medical Billing, LLC, and STAT Medical Consulting, Inc.

At this time, all of these companies have greater resources and manpower than we do. But, the success of any company in this business is based primarily on the accumulated knowledge and business relationships that have been developed over the years by their key personnel.  Most of our competitors have focused all of their efforts where their business relationships are strongest.  Any one of these companies could choose to compete with Medical Billing Assistance at any time. Intrusion into our market by these companies would make it difficult, but not impossible for us to compete.  This could adversely affect the results of our operations. Competition from these larger and more established companies is a significant threat and is expected to remain so in the immediate future. Significant competition could result in our failure to gain as many clients or we might even lose clients in the long run.  This could result in reduced or non-existent revenue. Thus, significant competitive pressures may impact our revenues and our growth.

Our principal effort at this time will be to begin developing a client base. Initially, we expect to rely heavily on the experience and business relationships of our principal officer.  Mr. West has developed numerous business relationships with other medical equipment companies over the years and we expect those relationships will result in our initial business clients. We believe that we will be able to develop significant customer loyalty based on the overall improvement our clients will see in their accounts receivables and turn around time in their claims processing.  Satisfied clients will also result in referrals of other new clients.

Backlog

At September 30, 2007, we had no backlogs.

Employees

           We have one full-time employee: Mr. Michael West, our President. Mr. West does not draw a salary or receive any other kind of compensation. However, we reimburse our employee for all necessary and customary business related expenses.  We have no plans or agreements, which provide health care, insurance or compensation on the event of termination of employment or change in our control.  We do not pay our Directors separately for any Board meeting they attend.

Proprietary Information

           We own no proprietary information.

Government Regulation

We do not expect to be subject to material governmental regulation. However, it is our policy to fully comply with all governmental regulation and regulatory authorities, including HIPPA.

Research and Development

We have never spent any amount in research and development activities.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

DESCRIPTION OF PROPERTY

We currently occupy approximately 500 square feet of office space, which we rent from our President and largest shareholder on a month-to-month basis, currently without charge. This space is considered to be sufficient for us at the present time. We also own office equipment.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Set forth below are the names of the directors and officers of the Company, all positions and offices with the Company held, the period during which he or she has served as such, and the business experience during at least the last five years:

Name	Age	Positions and Offices Held

Michael West	53	President, Treasurer, Director
Stephen West	52	Secretary and Director

Michael J. West has been our President, Treasurer and a Director since our inception in 1994. Mr. West has been involved with electronic billing of medical claims to Medicare since 1988.  He has participated successfully in all aspects of the appeal process with Medicare for denied claims, including telephone hearings, face-to-face hearings and hearings before an administrative law judge. In 1992 he established Canfield Medical Supply, Inc., which is provider of DME home products, and continues to operate this company through the present. He co-founded ElectroMed in October 1998 and has also been involved with this company through the present. Electromed helps companies identify problems with their accounts receivable and improve bottom line profits. He has a B.A. Degree in Biology from Wittenberg University. 1977. He plans to devote approximately 20 hours per month to our affairs.

Stephen West has been our Secretary and Director since our holding company was founded in May, 2007.  He has been involved in the computer data storage market since 1978.  He spent twenty-two years at Storage Technology Corporation where he held positions as Director of Sales for their Telecommunications Region, Vice President and General Manager of the Western Region and Vice President of Global Accounts.  Mr. West also worked for Qwest Cyber Solutions as Director of Channel Sales.  Since March 2001, he has been the Executive Vice President of Sales for PeakData Inc., a computer data storage company. He is also one of its founders. PeakData, Inc. focuses on sales and integration of enterprise storage solutions for fortune 1000 companies in the telecommunications, medical, and financial industries.  Mr. West graduated from the University of Cincinnati with a BBA in 1978.

Michael and Stephen West are brothers. Neither can be considered an independent director. As a result, none of our directors is independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

      The following sets forth the number of shares of our $.0.001 par value common stock beneficially owned by (i) each person who, as of November 30, 2007, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 9,596,000 common shares were issued and outstanding as of November 30, 2007.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership(1)(2)	Class

Michael West	8,216,500	85.6%
16325 East Dorado Ave.
Centennial, CO 80111

Stephen West	216,500	2.3%
16325 East Dorado Ave.
Centennial, CO 80111

All Officers and Directors as a Group	8,433,000	87.9%
(two persons)

_______________

   (1) All ownership is beneficial and of record, unless indicated otherwise.
   (2) The Beneficial owner has sole voting and investment power with respect to the shares shown.

Executive Compensation

Our officers and directors do not receive any compensation for their services rendered to us, nor have they received such compensation in the past.  As of the date of this registration statement, we have no funds available to pay the officers and directors.  Further, the officers and directors are not accruing any compensation pursuant to any agreement with us. We have no plans to pay any compensation to our officers or directors in the future.

 None of our officers and directors will receive any finder’s fee, either directly or indirectly, as a result of their respective efforts to implement our business plan outlined herein.

No retirement, pension, profit sharing, stock option, insurance programs or other similar programs have been adopted by us for the benefit of our employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently occupy approximately 500 square feet of office space, which we rent from our President and largest shareholder on a month-to-month basis, currently without charge.

At December 31, 2005, 2006 and September 30, 2007, we owed $33,071, $37,417 and $39,699, respectively, in loans to Mr. Michael West. The loans are non-interest bearing and due on demand. The loans were made for working capital advances. Mr. West has agreed to continue to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of Common Stock, par value $.0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share, to have such classes and preferences as our Board of Directors may determine from time to time. As of November 30, 2007, we had 9,596,000 shares of Common Stock issued and outstanding. No Preferred Stock has been issued or is outstanding as of the date hereof.

Common Stock

The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid no cash dividends on our Common Stock.

Preferred Stock

Under the Articles of Incorporation, the Board of Directors has the authority to issue non-voting Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Colorado and such Articles of Incorporation. As of the date of this Registration Statement, no shares of Preferred Stock are issued or outstanding. The Board of Directors has no plan to issue any Preferred Stock in the foreseeable future.

Dividends

We do not expect to pay dividends. Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

SELLING SECURITY HOLDERS

      The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering %

Skye West(4)	14,000	14,000	-0-	-0-

Lauren West(4)	2,500	2,500	-0-	-0-

Christine West(4)	2,500	2,500	-0-	-0-

Michael West(4)	2,500	2,500	-0-	-0-

Michael J. West	8,216,500	8,216,500	-0-	-0-

Lester M. Kohn	2,500	2,500	-0-	-0-

Nedra Kohn	2,500	2,500	-0-	-0-

Sarah Kohn	2,500	2,500	-0-	-0-

Jennifer Kohn	2,500	2,500	-0-	-0-

Tim Dahltorp	2,500	2,500	-0-	-0-

Karen Dahltorp	2,500	2,500	-0-	-0-

Jeremy West(3)	2,500	2,500	-0-	-0-

Stefanie West(3)	3,500	3,500	-0-	-0-

Melissa Ross	2,000	2,000	-0-	-0-

Kevin Ross	2,000	2,000	-0-	-0-

Shelly West(3)	12,000	12,000	-0-	-0-

Debra Moorhead	2,000	2,000	-0-	-0-

Nick Moorhead	400	400	-0-	-0-

Natalie Moorhead	400	400	-0-	-0-

Paul Schilling	400	400	-0-	-0-

Gary Turner	4,000	4,000	-0-	-0-

Art Lewis	2,500	2,500	-0-	-0-

George Lewis	2,500	2,500	-0-	-0-

Debbie Olney	400	400	-0-	-0-

Lisa Cox	800	800	-0-	-0-

Gennifer Tackett(3)	1,300	1,300	-0-	-0-

Nick Clifford	2,000	2,000	-0-	-0-

Tim Clifford	400	400	-0-	-0-

Mike Mills	2,000	2,000	-0-	-0-

Tom Brunner	1,000	1,000	-0-	-0-

Jim Hruby	200	200	-0-	-0-

Rick Forsythe	6,600	6,600	-0-	-0-

Louie Spallone	6,600	6,600	-0-	-0-

Ryan Hermann	2,000	2,000	-0-	-0-

Jeremy Golden	1,000	1,000	-0-	-0-

L. Joan Sawall	1,000	1,000	-0-	-0-

Deloras Decker Hunter
Generation Skipping Trust(5)	289,000	289,000	-0-	-0-

LMU & Co(6)	289,000	289,000	-0-	-0-

Battersea Capital, Inc(7).	289,000	289,000	-0-	-0-

Stephen West	216,500	216,500	-0-	-0-

David Wagner &
Associates, P.C.(8)	200,000	200,000	-0-	-0-

Total:	1,596,000	1,596,000

________________

(1)
All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of November 30, 2007, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.
(3)	Members of the family of Michael J. West. Shelly is his wife. Jeremy is his son. Gennifer Tackett and Stefanie are his daughters.
(4)	Members of the family of Stephen West. Skye is his wife. Michael is his son. Lauren and Christine are his daughters.
(5)	The trust is owned by Deloras Decker Hunter.
(6)	The company is owned by Michael Underwood.
(7)	The company is owned by Matthew Lepo.
(8)	The company is owned by David Wagner

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions.  The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $0.25 per share, which was the price the majority of the selling stockholders paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

   The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS.

There is no litigation pending or threatened by or against the Company.

LEGAL MATTERS

The validity of the shares of common stock to be sold in the offering will be passed upon for us by the law firm of David Wagner & Associates, P.C. This firm owns 200,000 shares of our common stock.

EXPERTS

Our financial statements for the fiscal years ended December 2005 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Ronald R. Chadwick, P.C., of Aurora, Colorado, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting. In addition, we have provided unaudited statements for the nine months ended September 30, 2007.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

      We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

The consolidated financial statements of Medical Billing Assistance, Inc. commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

MEDICAL BILLING ASSISTANCE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2006
& September 30, 2007 (Unaudited)

MEDICAL BILLING ASSISTANCE, INC.
Consolidated Financial Statements

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	30

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	31
Consolidated statements of operation	32
Consolidated statements of stockholders' equity	33
Consolidated statements of cash flows	34
Notes to consolidated financial statements	36

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Medical Billing Assistance, Inc.
Centennial, Colorado

I have audited the accompanying consolidated balance sheets of Medical Billing Assistance, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Billing Assistance, Inc. as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                                                                                          /s/ Ronald R. Chadwick, P.C.
December 12, 2007                                                                                      RONALD R. CHADWICK, P.C.

MEDICAL BILLING ASSISTANCE, INC.
CONSOLIDATED BALANCE SHEETS

			Sept. 30, 2007
	Dec. 31, 2005	Dec. 31, 2006	(Unaudited)
ASSETS

Current assets
Cash	$137	$230	$23,711
Total current assets	137	230	23,711

Total Assets	$137	$230	$23,711

LIABILITIES &
STOCKHOLDERS' EQUITY

Current liabilities
Accrued payables	$166	$177	$156
Related party payables	33,071	37,417	39,699
Notes payable	24,765	23,471	22,763
Total current liabilties	58,002	61,065	62,618

Total Liabilities	58,002	61,065	62,618

Stockholders' Equity
Preferred stock, $.01 par value;
1,000,000 shares authorized;
no shares issued and outstanding	-	-	-
Common stock, $.001 par value;
50,000,000 shares authorized;
8,000,000 (2005 & 2006) and
9,157,000 (2007) shares
issued and outstanding	8,000	8,000	9,157
Common stock subscribed: 439,000 (2007) shs.			1,933
Stock subscription receivable			(1,933)
Additional paid in capital	(3,000)	(3,000)	19,462
Accumulated deficit	(62,865)	(65,835)	(67,526)

Total Stockholders' Equity	(57,865)	(60,835)	(38,907)

Total Liabilities and Stockholders' Equity	$137	$230	$23,711

The accompanying notes are an integral part of the consolidated financial statements.

MEDICAL BILLING ASSISTANCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

			Nine Months
			Ended
	Year Ended	Year Ended	Sept. 30, 2007
	Dec. 31, 2005	Dec. 31, 2006	(Unaudited)

Revenue	$-	$-	$-

Operating expenses:
Depreciation	-	-	-
Write offs	45,800	-	-
General and administrative	753	902	188
	46,553	902	188

Gain (loss) from operations	(46,553)	(902)	(188)

Other income (expense):
Interest expense	(1,842)	(2,068)	(1,503)

Income (loss) before
provision for income taxes	(48,395)	(2,970)	(1,691)

Provision for income tax	-	-	-

Net income (loss)	$(48,395)	$(2,970)	$(1,691)

Net income (loss) per share
(Basic and fully diluted)	$(0.01)	$(0.00)	$(0.00)

Weighted average number of
common shares outstanding	8,000,000	8,000,000	8,365,667

The accompanying notes are an integral part of the consolidated financial statements.

MEDICAL BILLING ASSISTANCE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Stock-
	Common Stock (1)		Paid In	Accumulated	holders'
	Shares	Amount	Capital	Deficit	Equity

Balances at December 31, 2004	8,000,000	$8,000	$(3,000)	$(14,470)	$(9,470)

Gain (loss) for the year				(48,395)	(48,395)

Balances at December 31, 2005	8,000,000	$8,000	$(3,000)	$(62,865)	$(57,865)

Gain (loss) for the year				(2,970)	(2,970)

Balances at December 31, 2006	8,000,000	$8,000	$(3,000)	$(65,835)	$(60,835)

Paid in capital			52		52

Sales of commmon stock	1,157,000	1,157	22,410		23,567

Gain (loss) for the period				(1,691)	(1,691)

Balances at Sept. 30, 2007 (Unaudited)	9,157,000	$9,157	$19,462	$(67,526)	$(38,907)
____________

(1)	As restated for a 80,000 for 1 recapitalization on June 30, 2007.

The accompanying notes are an integral part of the consolidated financial statements.

MEDICAL BILLING ASSISTANCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Nine Months
			Ended
	Year Ended	Year Ended	Sept. 30, 2007
	Dec. 31, 2005	Dec. 31, 2006	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(48,395)	$(2,970)	$(1,691)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Depreciation	-	-	-
Write offs	45,800
Related party receivables	354
Accrued payables	166	11	(21)
Related party payables	2,306	4,346	2,282
Net cash provided by (used for)
operating activities	231	1,387	570

Cash Flows From Investing Activities:
	-	-	-
Net cash provided by (used for)
investing activities	-	-	-

(Continued On Following Page)

The accompanying notes are an integral part of the consolidated financial statements.

MEDICAL BILLING ASSISTANCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Nine Months
			Ended
	Year Ended	Year Ended	Sept. 30, 2007
	Dec. 31, 2005	Dec. 31, 2006	(Unaudited)

Cash Flows From Financing Activities:
Notes payable - payments	(235)	(1,294)	(708)
Sales of common stock			23,567
Paid in capital			52
Net cash provided by (used for)
financing activities	(235)	(1,294)	22,911

Net Increase (Decrease) In Cash	(4)	93	23,481

Cash At The Beginning Of The Period	141	137	230

Cash At The End Of The Period	$137	$230	$23,711

Schedule Of Non-Cash Investing And Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$1,676	$2,057	$1,524
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

MEDICAL BILLING ASSISTANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006 & September 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Medical Billing Assistance, Inc. (the “Company”), was incorporated in the State of Colorado on May 30, 2007. The Company was formed to act as a holding corporation for I.V. Services Ltd., Inc., a Florida corporation engaged in providing billing services to the medical community. The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company. I.V. Services Ltd., Inc. was incorporated in the State of Florida on September 28, 1987. On June 30, 2007 in an acquisition classified as a transaction between parties under common control, Medical Billing Assistance, Inc. acquired all the outstanding common shares of I.V. Services Ltd., Inc. (8,000,000 Medical Billing Assistance, Inc. common shares were issued for 100 common shares of I.V. Services Ltd., Inc.), making I.V. Services Ltd., Inc. a wholly owned subsidiary of Medical Billing Assistance, Inc.. Financial activity of the Company up to June 30, 2007 as represented in the financial statements is that of I.V. Services Ltd., Inc., as Medical Billing Assistance, Inc. had no activity. The results of operations of Medical Billing Assistance, Inc. and I.V. Services Ltd., Inc. have been consolidated from June 30, 2007 forward.

Principles of consolidation
The accompanying consolidated financial statements include the accounts of Medical Billing Assistance, Inc. and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MEDICAL BILLING ASSISTANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006 & September 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over each item's estimated useful life.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents and accrued payables, as reported in the accompanying balance sheet, approximates fair value.

MEDICAL BILLING ASSISTANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006 & September 30, 2007 (Unaudited)

NOTE 2. RELATED PARTY TRANSACTIONS

The Company at December 31, 2005, 2006 and September 30, 2007 owed $33,071, $37,417 and $39,699 to an officer for non-interest bearing, due on demand working capital advances.

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to SFAS 109. Until 2007, the Company's subsidiary, I.V. Services Ltd., Inc. operated as an S-Corporation for tax purposes. At September 30, 2007, the Company had approximately $1,700 in unused federal net operating loss carryforwards, which begin to expire principally in the year 2027. A deferred tax asset of approximately $340 resulting from the loss carryforward has been offset by a 100% valuation allowance. The change in the valuation allowance in fiscal year 2007 was approximately $340.

NOTE 4. NOTES PAYABLE

At December 31, 2005, 2006 and September 30, 2007 the Company owed a bank $24,765, $23,471, and $22,763 under a line of credit note payable. The line of credit is secured by all Company assets, guaranteed by a Company officer, due on demand, and bears interest at prime plus 6%. Interest expense under the note in 2005, 2006 and for the nine months ended September 30, 2007 was $1,842, $2,068, and $1,503. Accrued interest payable at each date was $166, $177 and $156.

NOTE 5.  GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit, and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

MEDICAL BILLING ASSISTANCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006 & September 30, 2007 (Unaudited)

NOTE 5.  GOING CONCERN (Continued):

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions. By doing so, the Company hopes through marketing efforts to generate revenues from sales of its medical billing services. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

MEDICAL BILLING ASSISTANCE, INC.
1,596,000 Shares of Common Stock
Par Value $0.001 Per Share

January 10, 2008

Until April 9, 2008 (90 days after the date of this prospectus), all dealers affecting transactions in the shares offered by this prospectus — whether or not participating in the offering — may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

Prospectus